Exhibit 99.1

Press Release
October 19, 2015

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Reports Third Quarter 2015 Results

FORT WAYNE, INDIANA, October 19, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2015 net income of $61 million, or $0.25 per diluted share, on net sales of $2.0 billion.   Comparatively, prior year third quarter net income was $91 million, or $0.38 per diluted share, on net sales of $2.3 billion, and sequential second quarter 2015 net sales were $2.0 billion, with adjusted net income of $53 million, or $0.22 per diluted share, which excluded expenses of $0.09 per diluted share associated with both idling the company’s Minnesota operations and planned furnace maintenance at Iron Dynamics.

“The third quarter 2015 market environment continued to be challenging for our steel and metals recycling operations,” said Mark D. Millett, Chief Executive Officer. “Ongoing pressure from steel imports remains high, negatively impacting steel pricing and domestic steel production, resulting in industry utilization not fully reflecting the actual strength in U.S. steel consumption.  The automotive market remains strong and construction continues its steady improvement.  However, customer steel inventories remain at elevated levels and when combined with further declining scrap prices, have resulted in hesitant ordering.  As scrap prices stabilize at these lower levels and steel inventories moderate to more normalized quantities into 2016, we believe domestic steel production should improve.

“An important barometer for domestic steel consumption is the strength of the construction industry.  Historically, the construction industry has been the largest single domestic steel consuming sector, and it is continuing on an upward trend,” continued Millett.  “For the second consecutive quarter, our fabrication operations achieved record profitability.  Steady demand resulted in a 17 percent increase in third quarter 2015 fabrication shipments and orders remain robust, reflecting the steady positive trend in the non-residential construction market.  Our fabrication operating profitability has increased $56 million, or 184 percent, so far this year, when compared to 2014.

“Despite the headwind from imports, we achieved a nine percent improvement in third quarter 2015 operating income, as compared to sequential second quarter 2015 adjusted operating income (excluding the idled Minnesota Operations and the Iron Dynamics outage impact), based on record fabrication performance and a 25 percent improvement in our steel segment profitability,” concluded Millett.

The company generated cash flow from operations of $164 million during the third quarter 2015.  With available cash of $474 million at September 30, 2015, the company achieved record liquidity of $1.7 billion, providing a firm foundation for growth.  During the nine months ended September 30, 2015, the company generated $708 million of cash flow from operations, and after considering capital expenditures, generated $622 million of free cash flow.

Additional Third Quarter 2015 Comments

While steel imports continued to flood the domestic market, U.S. steel consumption remained steady resulting in relatively flat steel and metals recycling shipments.  Third quarter 2015 operating income for the company’s steel operations increased 25 percent to $127 million, due to metal spread expansion, as both average steel product pricing and raw material scrap costs improved in the quarter.  The average product selling price for the company’s steel operations increased $3 to $665 per ton.  The average ferrous scrap cost per ton melted decreased $3 to $252 per ton.

Third quarter 2015 operating income attributable to the company’s sheet products increased six percent when compared to the sequential second quarter.  Although the company’s flat roll shipments decreased four percent, the improvement in metal spread more than offset the negative impact of reduced volume.  Flat roll products, specifically commodity-grade hot roll, were the most severely impacted by high import volumes.  Operating income from long products increased 21 percent, based on improved engineered special-bar-quality shipments and other sequential quarterly cost improvements in the group.  Driven by weaker flat roll volume, the company’s steel production utilization rate declined to 82 percent for the third quarter 2015, which remains higher than the average U.S. domestic steel mill utilization rate, but lower than the company’s second quarter 2015 rate of 87 percent.

The company’s metals recycling operations recorded third quarter 2015 operating income of $463,000, compared to second quarter 2015 operating income of $12 million.  Sequential quarterly ferrous pricing was down three percent and procurement costs rose, resulting in a 14 percent reduction in metal margin.  Additionally, non-ferrous market indices fell over ten percent in the third quarter 2015, resulting in a 20 percent reduction in metal margin.

The company’s fabrication operations continued to achieve record financial performance. Third quarter 2015 operating income of $37 million surpassed the sequential second quarter’s previous record by 33 percent.  Sustained strong demand combined with lower raw material steel costs, supported metal spread expansion.

Year-to-Date Comparison

For the nine months ended September 30, 2015, net income was $123 million, or $0.51 per diluted share, on net sales of $6.0 billion, as compared to net income of $202 million, or $0.85 per diluted share, on net sales of $6.2 billion for the nine months ended September 30, 2014.  Year-to-date consolidated net sales decreased four percent, as a result of a $539 million, or 32 percent, reduction in metals recycling revenue related to decreased demand, which resulted in meaningful reduction in both 2015 shipments and pricing.   Year-to-date consolidated operating income decreased $93 million, or 23 percent, primarily as the result of decreased earnings from the company’s steel operations.  Excluding the second quarter 2015 impact from idling the Minnesota iron production facilities and the Iron Dynamics maintenance outage, year-to-date adjusted operating income declined 16 percent, to $351 million.  The average year-to-date selling price for the company’s steel operations decreased $142 to $694 per ton.  The average year-to-date ferrous scrap cost per ton melted decreased $95 to $271 per ton.

Outlook

“We believe the current elevated level of domestic supply chain inventory, combined with the continuation of excessive steel imports and typical fourth quarter seasonality, could further erode domestic steel industry profitability in the fourth quarter 2015,” said Millett.  “While underlying steel demand in certain market sectors remains steady and import levels have somewhat declined, the issue of steel imports persists.  Nonetheless, we continue to strengthen our financial position through strong cash flow generation, record liquidity, and the execution of our long-term strategy.  We are well-positioned for additional growth.  The recently announced purchase of steel decking facilities is an example of an investment that provides an excellent financial return and further diversifies our product capabilities within our fabrication group.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to not only maintain our best-in-class industry performance, but to also grow in a challenging environment,” concluded Millett.

Supplemental Quarterly Information — New Segment Presentation (1)

	Third Quarter		Year to Date
	2015	2014	2015	2014	1Q 2015	2Q 2015
			(Dollars in thousands)
External Net Sales
Steel	$1,351,387	$1,451,211	$4,112,483	$3,833,914	$1,385,419	$1,375,677
Fabrication	174,954	189,993	490,490	440,706	161,023	154,513
Metals Recycling	345,572	597,648	1,162,378	1,701,281	425,596	391,210
Other	79,010	100,164	238,014	262,958	75,397	83,607
Consolidated	$1,950,923	$2,339,016	$6,003,365	$6,238,859	$2,047,435	$2,005,007

Operating Income
Steel	$126,735	$204,568	$344,943	$475,439	$116,996	$101,212
Fabrication	36,733	19,474	85,754	30,190	21,361	27,660
Metals Recycling	463	13,021	12,283	40,968	(480)	12,300
Operations	163,931	237,063	442,980	546,597	137,877	141,172

Non-cash Amortization of Intangible Assets	(6,318)	(6,764)	(19,134)	(20,633)	(6,323)	(6,493)
Profit Sharing Expense	(9,008)	(12,865)	(18,637)	(28,729)	(4,598)	(5,031)
Non-segment Operations	(17,576)	(28,791)	(96,850)	(95,755)	(27,185)	(52,089)
Consolidated Operating Income	131,029	188,643	308,359	401,480	99,771	77,559
Minnesota Idle Charges (Including Minority Interests)	—	—	33,167	—	—	33,167
Iron Dynamics Outage Impact	—	—	9,403	—	—	9,403
Purchase Accounting - Severstal Columbus Acuisition	—	15,049	—	15,049	—	—
Adjusted Operating Income (2)	$131,029	$203,692	$350,929	$416,529	$99,771	$120,129

External Shipments
Steel (In tons)	2,031,096	1,728,023	5,926,152	4,585,478	1,816,371	2,078,685
Steel Shipped to Internal Locations	160,108	172,020	456,480	443,063	132,649	163,723

Fabrication (In tons)	128,753	143,709	351,144	343,564	112,729	109,662
Metals Recycling
Nonferrous (In 000’s of pounds)	261,072	293,958	755,925	815,817	241,580	253,273
Ferrous (In gross tons)	551,076	780,031	1,819,420	2,198,629	642,080	626,264
Ferrous Scrap Shipped to Internal Steel Mills	803,263	673,640	2,125,675	2,042,272	590,921	731,491

Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$665	$840	$694	$836	$763	$662
Average Ferrous Cost (Per ton melted)	$252	$356	$271	$366	$312	$255
Flat Roll Shipments
Butler Division	637,289	738,460	1,937,897	2,158,200	579,493	721,115
Columbus Division (Acquired Sept 2014)	712,992	174,754	1,971,005	174,754	564,241	693,772
The Techs	190,130	205,417	518,303	550,588	145,934	182,239
Long Product Shipments
Structural and Rail Division-Structural	241,923	306,003	706,905	837,064	237,644	227,338
Structural and Rail Division-Rail	64,150	59,897	205,770	157,532	66,708	74,912
Engineered Bar Products Division	132,901	176,891	409,826	473,962	156,366	120,559
Roanoke Bar Division	130,314	153,395	396,232	440,760	125,123	140,795
Steel of West Virginia-Specialty Shapes	81,505	85,226	236,694	235,681	73,511	81,678
Total Steel Shipments (In tons)	2,191,204	1,900,043	6,382,632	5,028,541	1,949,020	2,242,408

Steel Production (In tons)	2,252,412	1,885,299	6,546,570	5,113,117	1,949,263	2,344,895

Fabrication
Average External Sales Price (Per ton shipped)	$1,359	$1,322	$1,397	$1,283	$1,428	$1,409
Consolidated EBITDA
Earnings Before Taxes	$93,705	$134,666	$175,805	$289,270	$40,492	$41,608
Net Interest Expense	36,739	30,724	116,503	90,931	42,874	36,890
Depreciation	66,400	57,863	197,541	156,779	64,860	66,281
Amortization	6,318	6,764	19,134	20,633	6,323	6,493
Non-controlling Interest	1,750	3,516	11,782	14,359	3,807	6,225
EBITDA	204,912	233,533	520,765	571,972	158,356	157,497
Unrealized Hedging (Gain) Loss	738	(3,125)	2,145	(4,692)	3,215	(1,808)
Inventory Valuation	3,127	1,054	26,192	3,288	4,990	18,075
Equity Based Compensation	5,333	5,104	18,888	14,493	7,199	6,356
Non-Cash Financing Expenses	—	—	3,326	—	3,326	—
Adjusted EBITDA	$214,110	$236,566	$571,316	$585,061	$177,086	$180,120

(1)  Effective the third quarter 2015, our reporting segments are Steel, which includes our steel mills and finishing facilities as well as Iron Dynamics; Metals    recycling, which consists solely of OmniSource: and Fabrication, which consists solely of New Millennium Building Systems. Minnesota operations is reflected in non-segment operations. All prior periods have been restated consistent with this new segment presentation.

(2)     Amount excludes 2Q 2015 expenses associated with the idled Minnesota Operations (amount includes non-controlling interests of approximately $4 million), the impact from the Q2 2015 Iron Dynamics planned furnace maintenance outage that generally is required once every 5 years, and the Q3 2014 impact of purchase accounting related to the Severstal Columbus acquisition.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2015 operating and financial results on Tuesday, October 20, 2015, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investor Relations section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on October 25, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, approximately 7,600 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 80 metals recycling locations and eight steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2015	2014	2015	2014	2015

Net sales	$1,950,923	$2,339,016	$6,003,365	$6,238,859	$2,005,007
Costs of goods sold	1,722,197	2,050,504	5,415,854	5,564,272	1,833,264
Gross profit	228,726	288,512	587,511	674,587	171,743

Selling, general and administrative expenses	82,371	80,240	241,381	223,745	82,660
Profit sharing	9,008	12,865	18,637	28,729	5,031
Amortization of intangible assets	6,318	6,764	19,134	20,633	6,493
Operating income	131,029	188,643	308,359	401,480	77,559

Interest expense, net of capitalized interest	37,084	31,904	117,334	92,523	37,163
Other expense (income), net	239	22,072	15,219	19,687	(1,212)
Income before income taxes	93,706	134,667	175,806	289,270	41,608

Income taxes	34,839	47,010	64,660	101,574	16,283
Net income	58,867	87,657	111,146	187,696	25,325
Net loss attributable to noncontrolling interests	1,750	3,516	11,782	14,359	6,225
Net income attributable to Steel Dynamics, Inc.	$60,617	$91,173	$122,928	$202,055	$31,550

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.25	$0.38	$0.51	$0.88	$0.13

Weighted average common shares outstanding	242,074	240,087	241,836	229,772	241,900

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.25	$0.38	$0.51	$0.85	$0.13

Weighted average common shares and equivalents outstanding	243,822	242,244	243,393	241,895	243,491

Dividends declared per share	$0.1375	$0.1150	$0.4125	$0.3450	$0.1375

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and equivalents	$473,790	$361,363
Accounts receivable, net	799,025	902,825
Inventories	1,321,397	1,618,419
Deferred income taxes	28,839	35,503
Other current assets	28,744	55,655
Total current assets	2,651,795	2,973,765

Property, plant and equipment, net	3,013,659	3,123,906

Restricted cash	19,621	19,312

Intangible assets, net	353,561	370,669

Goodwill	740,243	745,158

Other assets	63,662	78,217
Total assets	$6,842,541	$7,311,027

Liabilities and Equity
Current liabilities
Accounts payable	$386,370	$511,056
Income taxes payable	14,246	6,086
Accrued expenses	245,658	286,980
Current maturities of long-term debt	31,584	46,460
Total current liabilities	677,858	850,582

Long-term debt
Senior term loan	228,125	237,500
Senior notes	2,350,000	2,700,000
Other long-term debt	37,694	40,206
Total long-term debt	2,615,819	2,977,706

Deferred income taxes	576,674	542,033
Other liabilities	16,405	18,839

Commitments and contingencies	—	—

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	636	635
Treasury stock, at cost	(396,473)	(398,898)
Additional paid-in capital	1,104,832	1,083,435
Retained earnings	2,250,901	2,227,843
Total Steel Dynamics, Inc. equity	2,959,896	2,913,015
Noncontrolling interests	(130,451)	(117,488)
Total equity	2,829,445	2,795,527
Total liabilities and equity	$6,842,541	$7,311,027

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Operating activities:
Net income	$58,867	$87,657	$111,146	$187,696

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,211	65,957	221,306	181,966
Equity-based compensation	5,332	5,104	20,232	15,572
Deferred income taxes	13,130	(3,417)	46,214	(7,788)
Changes in certain assets and liabilities:
Accounts receivable	36,361	30,955	122,296	(157,691)
Inventories	(8,763)	27,212	317,410	21,088
Accounts payable	(62,757)	9,690	(127,075)	28,116
Income taxes receivable/payable	19,888	8,062	29,309	22,491
Other assets and liabilities	28,109	18,004	(32,541)	6,541
Net cash provided by operating activities	164,378	249,224	708,297	297,991

Investing activities:
Purchase of property, plant and equipment	(30,286)	(24,531)	(86,458)	(82,906)
Acquisition of business, net of cash acquired	(45,000)	(1,647,463)	(45,000)	(1,647,463)
Other investing activities	3,715	2,959	6,184	34,157
Net cash used in investing activities	(71,571)	(1,669,035)	(125,274)	(1,696,212)

Financing activities:
Issuance of current and long-term debt	67,999	1,394,497	179,033	1,501,895
Repayment of current and long-term debt	(73,420)	(138,533)	(561,428)	(271,191)
Debt issuance costs	—	(18,020)	—	(18,020)
Exercise of stock options proceeds, including related tax effect	302	11,576	7,261	22,997
Contributions from noncontrolling investors, net	(17)	(52)	(1,181)	4,712
Dividends paid	(33,282)	(27,556)	(94,281)	(77,737)
Net cash provided by (used in) financing activities	(38,418)	1,221,912	(470,596)	1,162,656

Increase (decrease) in cash and equivalents	54,389	(197,899)	112,427	(235,565)
Cash and equivalents at beginning of period	419,401	357,490	361,363	395,156

Cash and equivalents at end of period	$473,790	$159,591	$473,790	$159,591

Supplemental disclosure information:
Cash paid for interest	$26,701	$40,022	$115,345	$100,523
Cash paid (received) for federal and state income taxes, net	$1,172	$41,267	$(10,321)	$86,418